Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-129642, No. 333-133431, No. 333-141862 and No. 333-145339) on Form S-3 and (No. 333-01077, No. 333-120425, No. 333-120427, and No. 333-138156) on Form S-8 of Goodrich Petroleum Corporation of our reports dated March 13, 2008, with respect to the consolidated balance sheets of Goodrich Petroleum Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Goodrich Petroleum Corporation.

Our report also refers to a change in the method of accounting for share-based payments in 2006.

KPMG LLP

Houston, Texas

March 13, 2008